Exhibit 16.1
January 20, 2009
U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549
Ladies and Gentlemen:
We have read the statements made by Global Traffic Network, Inc. (“the Company”) which we understand will be filed with the U.S. Securities and Exchange Commission pursuant to Item 4.01 of Form 8-K as part of the Form 8-K of the Company dated January 20, 2009. We agree with the statements concerning our firm in such Form 8-K.
Very truly yours
BDO Kendalls (NSW)